EXECUTION VERSION

June 5, 2018

NATIONAL ENERGY SERVICES REUNITED CORP.

NESR HOLDINGS LIMITED

HANA INVESTMENTS CO. WLL

RELATIONSHIP AGREEMENT

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RELATIONSHIP AGREEMENT

dated June 5, 2018

PARTIES:

(1)	NATIONAL ENERGY SERVICES REUNITED CORP., a company existing under the laws of the British Virgin Islands with its registered address at 171 Main Street, Road Town, Tortola, VB 1110, British Virgin Islands (the “Company”);

(2)	NESR HOLDINGS LIMITED, a company existing under the laws of the British Virgin Islands with its registered address at 171 Main Street, Road Town, Tortola, VB 1110, British Virgin Islands (“NESR Holdings”); and

(3)	HANA INVESTMENTS CO. WLL, a company existing under the laws of Bahrain with its registered address at Office 205, Building 111, Manama Center, Road 383, Block 304, Bahrain (“Olayan”).

Words and expressions used in this Relationship Agreement (the “Agreement”) shall be interpreted in accordance with Schedule 1 (Definitions and Interpretation).

WHEREAS:

(A)	The Company, Olayan, NPS Holdings Limited (“NPS”), and the Selling Stockholders (as defined in the SPA) have entered into that certain Stock Purchase Agreement, dated as of November 12, 2017 (as may be amended, restated or supplemented from time to time, the “SPA”), pursuant to which Olayan acquired 83,660,878 shares, par value $1.00 per share, of NPS (the “NPS Shares”);

(B)	The Company and Olayan have entered into that certain Shares Purchase Exchange Agreement, dated as of June , 2018 (as may be amended, restated or supplemented from time to time, the “SPEA”), pursuant to which, on the NESR Closing Date, Olayan agreed to contribute the legal and beneficial ownership of the NPS Shares to the Company in exchange for the issuance by the Company of the Shares, on the terms and subject to the conditions set forth in the SPEA;

(C)	The Company, NESR Holdings and Olayan are entering into this Agreement in order to set out (i) certain rights to which Olayan will be entitled as a shareholder of the Company and (ii) certain obligations of NESR Holdings as a significant shareholder of the Company; and

(D)	In consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

IT IS AGREED:

1.	COMMENCEMENT AND DURATION

All clauses and schedules in this Agreement shall take effect immediately upon the NESR Closing. Once in force, the provisions of this Agreement shall continue in force and shall bind the Parties from time to time until this Agreement is terminated.

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2.	GOVERNANCE

2.1	As of the NESR Closing, the Company and NESR Holdings shall take all Necessary Action to cause the Board to include, so long as Olayan and its Affiliates collectively hold, in the aggregate, at least 6,879,225 Common Shares (subject to appropriate adjustment for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof) one Director nominated by Olayan (the “Olayan Nominee”). Olayan shall have the right to propose to remove any such Olayan Nominee and nominate another person in his/her place for so long as Olayan and its Affiliates hold the applicable number of Common Shares specified in this Section 2.1. The first Olayan Nominee shall be Hala Zeibak.

2.2	As of the NESR Closing, Olayan shall have the right to nominate, and the Company and NESR Holdings shall take all Necessary Action to cause the Company senior management to include, one Executive Vice President designated by Olayan who shall oversee all of the Company’s operations (the “Olayan EVP”). If the Olayan EVP is removed, resigns or otherwise ceases employment for any reason, Olayan shall have the right to propose to the Board a replacement so long as Olayan and its Affiliates collectively hold, in the aggregate, the number of Common Shares specified in Section 2.1 hereof; provided, however, that the appointment of each replacement shall be subject to the approval of the Board. The Olayan EVP shall report directly to the Company Chief Executive Officer.

2.3	The Company and NESR Holdings shall take all Necessary Action to procure that the appointment of the Olayan Nominee, Hala Zeibak, is proposed to and recommended for approval by the Company’s shareholders at the 2018 annual general meeting of the Company (the “2018 AGM”) or at any other general meeting of the Company held before the 2018 AGM. The Company and NESR Holdings shall procure that the appointment of the Olayan Nominee to the Board is proposed to and recommended for approval by the Company’s shareholders at each subsequent annual general meeting of the Company so as to ensure the appointment or re-appointment of the Olayan Nominee pursuant to the terms hereof.

2.4	If any Olayan Nominee is not elected at the applicable annual general meeting of the Company referred to in Section 2.3 above, Olayan shall have the right to propose a replacement Olayan Nominee for appointment to the Board. The Company and NESR Holdings shall take all Necessary Action to ensure that such replacement Olayan Nominee is proposed to and recommended at the next shareholders meeting of the Company. The process set out in this Section 2.4 shall be repeated until the replacement Olayan Nominee is appointed to the Board.

2.5	In addition, if Olayan wishes to remove any Olayan Nominee and nominate another person in his/her place pursuant to Section 2, the Company and NESR Holdings shall take all Necessary Action to appoint such replacement Olayan Nominee to the Board as soon as possible and in any event shall take all Necessary Action to propose and recommend the appointment of such replacement at the next annual general meeting of the Company following any such nomination.

2.6	During any period between the NESR Closing and the appointment of the Olayan Nominee to the Board, the Olayan Nominee shall, for so long as Olayan shall have the right to an Olayan Nominee, be entitled to attend meetings of the Board in the capacity of an observer with the right to speak and participate in discussions of the Board, but without any voting rights, and the Company shall provide the Olayan Nominee with written notice of all Board Meetings and all Board papers on the same basis as notices and Board papers are provided to the Directors.

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2.7	Olayan acknowledges that the Company will require:

(a)	the Olayan Nominee appointed to the Board and any committee of the Board to accept in writing, on substantially the same terms as accepted in writing by the other non-executive Directors, to be bound by and duly comply with applicable Law and the Articles;

(b)	the Olayan Nominee appointed to the Board to accept in writing, on substantially the same terms as accepted in writing by the other non-executive members of the Board or such committees, to keep confidential all information regarding the Company Group of which they become aware in their respective capacities; and

(c)	any Olayan Nominee that acts as an observer, to accept in writing, to keep confidential all information regarding the Company Group of which he/she become aware in his/her capacity.

2.8	If any Olayan Nominee dies, resigns, retires or is incapacitated and is removed as a Director, Olayan shall have the right to appoint another Director in accordance with this Section 2.

2.9	The Olayan Nominee may be appointed to committees of the Company as such Olayan Nominee may qualify, subject to Board approval.

2.10	The Company shall purchase and maintain with a reputable insurer insurance effective from and including the NESR Closing Date, for or for the benefit of any person who is or was at any time a Director or director or officer of any member of the Company Group, including insurance against, subject to Law, any liability incurred by or attaching to him/her in respect of any act or omission in the actual or purported exercise of his/her powers, in each case from and including the NESR Closing Date (or, if later, the date of appointment of such Director or director or officer of any member of the Company Group), and otherwise in relation to his/her duties, powers or offices in relation to any member of the Company Group (and all costs, charges, losses, expenses and liabilities incurred by him/her in relation thereto).

2.11	NESR Holdings shall not, directly or indirectly, grant any proxy or enter into or agree to be bound by any voting trust, agreement or arrangement of any kind with respect to the Common Shares if and to the extent the terms thereof conflict with the provisions of this Agreement (whether or not such proxy, voting trust, agreement or agreements are with holders of Common Shares that are not Parties to this Agreement or otherwise).

2.12	In addition to the rights of Olayan with respect to the Olayan Nominee set forth in this Section 2, Olayan shall have the right to request that Company management nominate a second person selected by Olayan (“Second Director”) for election to the Board. The person nominated shall be submitted by management for consideration by the Board, in the case of a replacement Director or Board expansion to accommodate the Second Director, or by the Company shareholders, in the case of an annual general meeting election; provided that management consents to the person selected, which consent shall not be unreasonably withheld. The actual election of a requested Second Director, or expansion of the size of the Board, shall be subject to the discretion of the Board or the Company shareholders, as the case may be.

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3.	LOCK-UP

3.1	Olayan agrees with the Company that for a period of six (6) months from the NESR Closing Date (the “Lock-Up Period”), Olayan shall not, and will cause its Affiliates to which Olayan transfers any Lock-Up Shares not to, directly or indirectly (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Lock- Up Shares; (ii) offer, sell, issue, contract to sell or grant any option, right or warrant to purchase the Lock-Up Shares or securities convertible into or exchangeable for the Lock-Up Shares; or (iii) enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares or securities convertible into or exchangeable for any Lock-Up Shares, whether any such aforementioned transaction is to be settled by delivery of Lock-Up Shares or such other securities, in cash or otherwise. The provisions of this Section 2.12 shall not prevent Olayan from granting security in respect of any Lock-Up Shares to any provider of finance to Olayan or any Affiliate of Olayan; provided Olayan shall remain entitled to vote in respect of the Lock-Up Shares upon the grant of such security.

3.2	Each of NESR Holdings and the Company represents, warrants and agrees that (i) they have not entered into any agreement with any of the Selling Stockholders prohibiting any form of disposition of any interest in the Common Shares (“lock-up agreement”) that has a shorter duration than the Lock-Up Period; (ii) each such lock-up agreement is in full force and effect and shall not be waived by any party thereto; and (iii) all officers, directors, affiliates and shareholders holding five percent (5%) or more of the Common Shares acquired in private sale transactions that have any contractual restrictions as a legally valid and binding lock-up agreement have terms with the same duration or a longer duration than the Lock-Up Period, except as otherwise disclosed in the Proxy Statement.

4.	CONFIDENTIALITY

4.1	The Parties shall keep confidential any information which relates to the contents of, and negotiations leading to, this Agreement (or any agreement, disclosures or arrangement entered into pursuant to this Agreement) (all such information being “Confidential Information”).

4.2	The obligations under Section 4.1 do not apply to:

(a)	any disclosure of information which is expressly consented to in writing by each of the Parties prior to such disclosure being made (or, if the information only relates to one Party, which is expressly consented to in writing by such Party);

(b)	disclosure (subject to Section 4.3) in confidence by any Party to its Affiliates or to such Party’s and its Affiliates’ directors, officers, employees, agents and advisers (together the “Representatives” and each a “Representative”);

(c)	disclosure of information to the extent required by Law or by any stock exchange or Governmental Authority, or to the extent reasonably required for the purpose of managing the tax affairs of Olayan (or any of its Affiliates), NESR Holdings (or any of its Affiliates) or any member of the Company Group;

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(d)	disclosure of information on a confidential basis to a bank or financial adviser of Olayan or one or more bona fide potential purchasers of Shareholder Instruments or any securities in Olayan or in any of its Affiliates;

(e)	disclosure of information which was lawfully in the possession of each of the Parties or any of their Representatives without any obligation of secrecy prior to it being received or held;

(f)	disclosure of any information which has previously become publicly available other than through any Party’s fault (or that of its Representatives) (as applicable);

(g)	disclosure required for the purposes of any arbitral or judicial proceedings arising out of this Agreement;

(h)	disclosure required pursuant to the terms of this Agreement; or

(i)	any announcement made in accordance with Section 5.

4.3	Each of the Parties shall inform any Representatives to whom it provides Confidential Information that such information is confidential and shall instruct each such Representative:

(a)	to keep it confidential;

(b)	not to use it for its own business purposes; and

(c)	not to disclose it to any third party (other than those persons to whom it has already been disclosed in accordance with this Agreement).

4.4	The disclosing party shall be responsible for any breach of this Section 4.4 by a Representative to whom it provides any Confidential Information as if the disclosing party were the party that had breached this Section 4.4.

5.	ANNOUNCEMENTS

5.1	Subject to Section 5.2, unless otherwise agreed in writing, no Party (nor any of its Connected Persons) shall make any announcement or issue any communication in connection with the existence or subject matter of this Agreement.

5.2	The restriction in Section 5.1 shall not apply to the extent that the announcement or communication is required by Law, by any stock exchange or by any Governmental Authority. In this case, the Party making the announcement or issuing the communication shall, as far as reasonably practicable:

(a)	use reasonable endeavors to consult with the other Parties in advance as to what form it takes, what it contains and when it is issued;

(b)	take into account the relevant Party’s reasonable requirements; and

(c)	announce and/or disclose (as applicable) only the minimum amount of Confidential Information that is required to be announced and/or disclosed (as applicable) and use reasonable endeavors to assist the relevant Party in respect of any reasonable action that they may take to resist or limit such announcement and/or the issuance of such circular (as applicable).

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6.	NOTICES

6.1	All notices, demands, requests, consents, approvals or other communications required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such Party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a Business Day or is after normal business hours, then such notice shall be deemed given on the next Business Day. Notice otherwise sent as provided herein shall be deemed given on the next Business Day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

6.2	The addresses and e-mail addresses of the Parties for the purpose of Section 6.1 are:

Company For the attention of: Sherif Foda	Address: 777 Post Oak Blvd Suite 730 Houston, Texas 77056 United States	E-mail: sfoda@nesrco.com

NESR Holdings For the attention of: Sherif Foda	Address: 777 Post Oak Blvd., Suite 730 Houston, Texas 77056 United States	E-mail: sfoda@nesrco.com

Olayan For the attention of: Fadi Otaqui	Address: Hana Investments Co. WLL P.O. Box 8772 Riyadh, 11492, Saudi Arabia	E-mail: F.Otaqui@olayangroup.com

7.	COSTS AND INTEREST

7.1	Each of the Parties shall be responsible for its own costs, charges and expenses (including taxation) incurred in connection with negotiating, preparing and implementing this Agreement and the transactions contemplated by it.

7.2	The Company shall reimburse additional expenses of Olayan in the amount equal to $2,400,000, either by wire transfer of immediately available funds or through the issuance to Olayan or its designated Affiliate of an equivalent amount in Common Shares valued at $11.244 per share, in the sole discretion of the Company.

8.	WHOLE AGREEMENT

8.1	This Agreement sets out the whole agreement between the Parties in respect of the subject matter of this Agreement and supersedes any previous draft, agreement, arrangement or understanding between them, whether in writing or not, relating to it. In particular it is agreed that:

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(a)	no Party has relied on or shall have any claim or remedy arising under or in connection with any statement, representation, warranty or undertaking, made by or on behalf of any other Party (or any of its Connected Persons) in relation to the subject matter of this Agreement that is not expressly set out in this Agreement;

(b)	any terms or conditions implied by Law in any jurisdiction in relation to the subject matter of this Agreement are excluded to the fullest extent permitted by Law or, if incapable of exclusion, any rights or remedies in relation to them are irrevocably waived;

(c)	the only right or remedy of a Party in relation to any provision of this Agreement shall be for breach of this Agreement; and

(d)	except for any liability in respect of a breach of this Agreement, no Party (nor any of its Connected Persons) shall owe any duty of care or have any liability in tort or otherwise to any other Party (or its respective Connected Persons) in relation to the subject matter of this Agreement.

8.2	Nothing in Section 8.1 shall limit any liability for (or remedy in respect of) fraud or fraudulent misrepresentation.

8.3	Each Party agrees to the terms of this Section 7.1 on its own behalf and as agent for each of its Connected Persons.

9.	ASSIGNMENT

None of the Parties may assign, transfer, charge or otherwise deal with any of its rights or obligations under this Agreement nor grant, declare, create or dispose of any right or interest in it, in whole or in part; provided, however, that Olayan may assign its rights and obligations under this Agreement to its Affiliates. Any purported assignment in contravention of this Section 9 shall be void.

10.	VARIATIONS

10.1	No variation of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of the Parties.

10.2	If this Agreement is varied:

(a)	the variation shall not constitute a general waiver of any provisions of this Agreement;

(b)	the variation shall not affect any rights, obligations or liabilities under this Agreement that have already accrued up to the date of variation; and

(c)	the rights and obligations of the Parties under this Agreement shall remain in full force and effect, except as, and only to the extent that, they are so varied.

11.	INVALID TERMS

11.1	Each of the provisions of this Agreement is severable.

11.2	If and to the extent that any provision of this Agreement:

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(a)	is held to be, or becomes, invalid or unenforceable under the Law of any jurisdiction; but

(b)	would be valid, binding and enforceable if some part of the provision were deleted or amended,

then the provision shall apply with the minimum modifications necessary to make it valid, binding and enforceable. All other provisions of this Agreement shall remain in force.

11.3	The Parties shall negotiate in good faith to amend or replace any invalid, void or unenforceable provision with a valid, binding and enforceable substitute provision or provisions, so that, after the amendment or replacement, the commercial effect of the Agreement is as close as possible to the effect it would have had if the relevant provision had not been invalid, void or unenforceable.

12.	TERMINATION

This Agreement is conditional upon the occurrence of the NESR Closing according to the terms set forth in the SPA, without which occurrence this Agreement is null and void. Otherwise, this Agreement may be terminated only by a mutual written agreement signed by each of the Parties. Except for the provisions specifically provided for in this Agreement that shall survive termination, this Agreement shall forthwith become void and there shall be no further liability on the part of any Party for such termination.

13.	ENFORCEABILITY, RIGHTS AND REMEDIES

13.1	Any waiver of, or election whether or not to enforce, any right or remedy provided under or pursuant to this Agreement or by Law must be in writing, and no waiver or election shall be inferred from a Party’s conduct. Any such waiver shall not be, or be deemed to be, a waiver of any subsequent breach or default.

13.2	Except as expressly provided in this Agreement, no failure or delay by any Party in exercising any right or remedy relating to this Agreement or by Law shall impair such right or remedy or operate or be construed as a waiver or variation of it or be treated as an election not to exercise such right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

13.3	A Party that waives a right or remedy provided under this Agreement or by Law in relation to one Party, or takes or fails to take any action against that Party, does not affect its rights in relation to any other Party.

13.4	The rights and remedies of each of the Parties under or pursuant to this Agreement are cumulative, may be exercised as often as such Party considers appropriate and are in addition to its rights and remedies under Law.

14.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and by each Party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment shall be an effective mode of delivery.

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15.	GOVERNING LAW

This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

16.	JURISDICTION; WAIVER OF TRIAL BY JURY

16.1	In the event of any dispute or failure to perform by any Party, the Parties agree to submit any dispute to the federal courts of the State of New York for resolution, and each Party hereby agrees to and submits to any court with proper jurisdiction in the State of New York. Because damages may not be an adequate remedy for failure to perform, the Parties agree that they may seek injunctive relief for enforcement of the provision or this Agreement in the federal courts of the State of New York or any court of competent jurisdiction. The Parties agree that no bond shall be required by the Party seeking injunctive relief.

16.2	Each Party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the actions of the Parties in the negotiation, administration, performance or enforcement hereof.

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SCHEDULE 1

DEFINITIONS AND INTERPRETATION

1.	Definitions. In this Agreement, the following words and expressions shall have the following meaning:

“2018 AGM” has the meaning given to it in Section 2.3;

“Affiliate” with respect to any person, means any other person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with, such person;

“Articles” means the Company articles of association, as amended from time to time;

“Board” means the board of directors of the Company;

“Board Meeting” means a meeting of the Board duly convened in accordance with the Articles;

“Business Day” means any day of the year except Friday, Saturday and Sunday on which national banking institutions in the UAE and New York, United States of America are open to the public for conducting general commercial business and are not required or authorized to close;

“Common Shares” means the ordinary shares with no par value of the Company;

“Company Group” means the Company and all entities controlled by the Company from time to time;

“Confidential Information” has the meaning given to it in Section 4.1;

“Connected Persons” means, in relation to a Party, any Affiliate of that Party and any officer, employee, agent, adviser or representative of that Party or any of its Affiliates, in each case, from time to time;

“control” means, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise, and “controlled,” and “controlling” shall be construed accordingly;

“Directors” means the directors of the Company from time to time;

“Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private);

“Law” means any applicable statute, law, rule, regulation, guideline, ordinance, code, policy or rule of common law issued, administered or enforced by any Governmental Authority, or any judicial or administrative interpretation thereof including the rules of any stock exchange;

“Lock-Up Period” has the meaning given to it in Section 3.1;

“Lock-Up Shares” has the meaning given to such term in the SPEA;

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“Necessary Action” means with respect to a specified result, all actions (to the extent such actions are permitted by Law and, in the case of any action by the Company that requires a vote or other action on the part of the Board, to the extent such action is consistent with the fiduciary duties that the Directors may have in such capacity) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to Common Shares, (ii) causing the adoption of shareholders’ resolutions and amendments to the Articles of the Company, (iii) executing agreements and instruments, and (iv) making or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result;

“NESR Closing” has the meaning given to such term in the SPA;

“NESR Closing Date” has the meaning given to such term in the SPA;

“NESR Holdings” has the meaning given to it in the Preamble of this Agreement;

“NPS” has the meaning given to it in the Recitals of this Agreement;

“NPS Shares” has the meaning given to it in the Recitals of this Agreement;

“Olayan” has the meaning given to it in the Preamble of this Agreement;

“Olayan EVP” has the meaning given to it in Section 2.2 of this Agreement;

“Olayan Nominee” has the meaning given to it in Section 2.1;

“Parties” means the parties to this Agreement from time to time (including any person who at the relevant time is a party to, or has agreed to be bound by, this Agreement);

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof;

“Proxy Statement” means the submission by the Company to the U.S. Securities and Exchange Commission to request approval by the shareholders of the Company to approve the transaction contemplated by the SPA;

“Representative” has the meaning given to it in Section 4.2(b);

“Shareholder Instrument” means:

(a)	any Common Shares;

(b)	any shares in the capital of any of the subsidiaries of the Company;

(c)	any instrument, document or security granting a right of subscription for, or conversion into Common Shares or shares in the capital of any of the subsidiaries of the Company; and

(d)	loan stock or any other instrument or security evidencing indebtedness issued by any member of the Company Group (excluding any third-party debt financings);

“Shares” has the meaning given to it in the SPEA;

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“SPA” has the meaning given to it in the Recitals of this Agreement; and

“SPEA” has the meaning given to it in the Recitals of this Agreement.

2.	Interpretation. In this Agreement, unless the context otherwise requires:

(a)	headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

(b)	references to $ are references to the lawful currency from time to time of the United States;

(c)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(d)	“herein”, “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and

(e)	if there is any inconsistency between any definition set out in this Schedule and a definition set out in any section or any other Schedule, then, for the purposes of construing that section or Schedule, the definition set out in that section or Schedule shall prevail.

3.	Where any obligation in this Agreement is expressed to be undertaken or assumed by any Party, that obligation is to be construed as requiring the Party concerned to exercise all rights and powers of control over the affairs of any other person which it is able to exercise (whether directly or indirectly) in order to secure performance of the obligation.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY:

NATIONAL ENERGY SERVICES REUNITED CORP.

By:
Name:	Sherif Foda
Title:	Chief Executive Officer

NESR HOLDINGS:

NESR HOLDINGS LIMITED

By:
Name:	Tom Wood
Title:	Director

OLAYAN:

HANA INVESTMENTS CO. WLL LTD.

By:
Name:
Title:

[Signature Page to the Relationship Agreement]

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